Exhibit 1.3

Amendment to Equity Distribution Agreement

Dated as of February 20, 2020

Wells Fargo Securities, LLC

500 West 33rd Street

New York, New York 10001

Attention: Equity Syndicate Department

Ladies and Gentlemen:

Reference is hereby made to the Equity Distribution Agreement, dated February 24, 2017 (the “Equity Distribution Agreement”), among Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”). Capitalized terms used herein and not defined have the respective meanings set forth in the Equity Distribution Agreement.

The Equity Distribution Agreement contemplates the offering and sale of Securities pursuant to the Company’s registration statement on Form S-3 (File No. 333-216233). The Company has filed with the Commission (i) an automatic shelf registration statement on Form S-3 (File No. 333-236538) relating to, among other things, the Company’s Common Stock (which new registration statement became effective upon the filing thereof with the Commission on the date hereof) and (ii) a prospectus supplement, dated February 20, 2020, relating to the Securities and an accompanying prospectus, dated February 20, 2020.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this agreement, and for other good and valuable consideration the receipt and sufficiency of which the parties hereto acknowledge, the parties hereto agree as follows:

1. The phrases “as of the date hereof” and “on the date hereof” as used in the Equity Distribution Agreement shall mean “as of February 24, 2017 and as of February 20, 2020”.

2. The second paragraph of Section 1 of the Equity Distribution Agreement shall be replaced in its entirety with the following:

“The Company has filed, in accordance with the provisions of the Securities Act, with the Commission an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act on Form S-3 (File No. 333-236538), including a base prospectus, relating to certain securities, including the Securities to be issued from time to time by the Company, which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Exchange Act. The Company has prepared a prospectus supplement specifically relating to the Securities (the “Prospectus Supplement”) to the base prospectus included as part of such registration statement. The Company shall furnish to Wells Fargo Securities, for use by Wells Fargo Securities, copies of the prospectus included as part of such registration statement, as supplemented by the Prospectus Supplement, relating to the Securities. The “Registration Statement”, as of any time, means such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents and information otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the Securities Act (“Rule 430B”); provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the time of the first contract of sale for the Securities, which time shall be considered the “new effective date” of the Registration Statement with respect to the Securities within the meaning of paragraph (f)(2) of Rule 430B, including the exhibits and schedules thereto at such time, the documents and information incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the Securities Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B. The base prospectus, including all documents incorporated therein by reference, included in the Registration Statement, as it may be supplemented by the Prospectus Supplement, in the form in which such prospectus and/or Prospectus Supplement have most recently been filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, together with any Issuer Free Writing Prospectus (as defined below), is herein called the “Prospectus.” Any reference herein to the Registration Statement, the Prospectus or any amendment or supplement thereto shall be deemed to refer to and include the documents incorporated by reference therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission deemed to be incorporated by reference therein. For purposes of this Agreement, all references to the Registration Statement, the Prospectus or to any amendment or supplement thereto shall be deemed to include any copy filed with the Commission pursuant to EDGAR.”

3. Section 5(a)(19) of the Equity Distribution Agreement shall be replaced in its entirety with the following:

“Obligations to Issue Securities. Except as disclosed in the Registration Statement or the Prospectus, and except for (A) the Common Stock, or other securities reserved for issuance in connection with the Company’s 2004 long-term incentive plan, as amended and restated effective November 1, 2019, and the Company’s senior management incentive plan described in the Prospectus, and (B) the shares of Common Stock issuable upon conversion of currently outstanding shares of the Preferred Stock, no shares of capital stock are reserved for any purpose. Except as described in the immediately preceding sentence, there are no outstanding (x) securities of the Company or any of its subsidiaries convertible into or exchangeable for (at the election of the holder thereof) any capital stock, partnership interests, membership interests or other equity interests, as the case may be, in the Company or any of its subsidiaries, (y) options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or Preferred Stock or any other securities of the Company, or (z) obligations of the Company or any of its subsidiaries to issue any such securities, options, rights or warrants.”

4. Section 5(a)(45) of the Equity Distribution Agreement shall be replaced in its entirety with the following:

“(45) Proprietary Trading by Wells Fargo Securities. The Company and the Operating Partnership acknowledge and agree that Wells Fargo Securities has informed the Company and the Operating Partnership that Wells Fargo Securities may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell shares of Common Stock for its own account and for the account of its clients while this Agreement is in effect, and shall be under no obligation to purchase Securities on a principal basis pursuant to this Agreement, except as otherwise agreed by Wells Fargo Securities in a separate written agreement containing the terms and conditions of such sale.”

5. The following text is added as a new Section 5(a)(50) to the Equity Distribution Agreement:

“(50) Cybersecurity; Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as otherwise disclosed in the Registration Statement and the Prospectus, (i) the Company and each of its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases used to process, store, maintain and operate date, information and functions (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and each of its subsidiaries as currently conducted, (ii) the Company and each of its subsidiaries have implemented and maintained controls, policies, procedures, and safeguards reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data used in connection with their businesses, (iii) to the Company’s knowledge, there have been no breaches, violations, outages or unauthorized uses of or accesses to such IT Systems, except for those that (a) have been remedied without material cost or liability or (b) did not result in a duty to notify any regulator, and (iv) to the Company’s knowledge, the Company and each of its subsidiaries are presently in material compliance with all applicable laws, statutes and regulations and any judgments, orders or rules of any court, arbitrator or regulatory authority having lawful jurisdiction over the Company or any of its subsidiaries, and any contractual obligations relating to the privacy and security of such IT Systems.”

6. The following text is added as a new Section 23 of the Equity Distribution Agreement:

“SECTION 23. Recognition of the U.S. Special Resolution Regimes. In the event that Wells Fargo Securities is a Covered Entity that becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that Wells Fargo Securities is a Covered Entity or a BHC Act Affiliate of Wells Fargo Securities becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States. As used in this Agreement, (i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k), (ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b), (iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable, and (iv) “U.S. Special Resolution Regime” means each of (a) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (b) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

7. Section 6(b) of the Equity Distribution Agreement shall be replaced in its entirety with the following:

“(b) Settlement of Placement Securities. Unless otherwise specified in the applicable Placement Notice (as amended by the corresponding Acceptance, if applicable), settlement for sales of Placement Securities will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Securities sold (the “Net Proceeds”) will be equal to the aggregate sales price received by Wells Fargo Securities at which such Placement Securities were sold, after deduction for (i) Wells Fargo Securities’ commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof, (ii) any other amounts due and payable by the Company to Wells Fargo Securities hereunder pursuant to Section 8(a) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.”

8. The parties hereto agree that the deliverables described in Sections 7(q), 7(r) and 7(s) of the Equity Distribution Agreement shall be delivered to Wells Fargo Securities on or prior to the earlier of (i) the date that the Company delivers a Placement Notice to Wells Fargo Securities under the Equity Distribution Agreement or to any of the Alternative Placement Agents under any of the Alternative Distribution Agreements and (ii) the date after the date hereof that Securities are first sold pursuant to the terms of the Equity Distribution Agreement or any of the Alternative Distribution Agreements.

9. Section 14 of the Equity Distribution Agreement shall be replaced in its entirety with the following:

SECTION 14. Notices. Except as otherwise provided in this Agreement, all notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Wells Fargo Securities shall be directed to Wells Fargo Securities at Wells Fargo Securities, LLC, 500 West 33rd Street, New York, New York 10001, Fax: (212) 214-5918), Attention: Equity Syndicate Department; notices to the Company shall be directed to it at Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, attention of Legal Department, Fax: (949) 330- 4090.

10. The parties hereto hereby further agree that the Equity Distribution Agreement, as amended hereby, shall remain in full force and effect.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Operating Partnership a counterpart hereof, whereupon this agreement, along with all counterparts, will become a binding agreement between the parties hereto in accordance with its terms.

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Very truly yours,

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ Bryan A. Giglia
Name: Bryan A. Giglia
Title: Chief Financial Officer

SUNSTONE HOTEL PARTNERSHIP, LLC

By:	/s/ Bryan A. Giglia
Name: Bryan A. Giglia
Title: Chief Financial Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

WELLS FARGO SECURITIES, LLC

By:	/s/ Elizabeth Alvarez
Name: Elizabeth Alvarez
Title: Managing Director

Authorized Signatory

[Signature page to Amendment to Equity Distribution Agreement]